Exhibit 10.5

FORM OF
PDI, INC.
STOCK APPRECIATION RIGHTS (“SARs”)
INDUCEMENT AGREEMENT FOR
Graham Miao
October 20, 2014

This Stock Appreciation Rights (“SAR”) Inducement Agreement (the "Agreement") is made as of October 20, 2014 (the "Date of Grant") between PDI, Inc., a New Jersey corporation, (the "Company"), and Graham Miao (the "Recipient"), an employee of the Company.
In order to induce the Recipient to join the Company and to align the Recipient’s financial interests with those of the Company’s stockholders, the Board has approved this SAR award, subject to the restrictions and on the terms and conditions contained in this Agreement. This grant is intended to constitute a non-plan based “inducement grant,” as described in the NASDAQ Listing Rule 5635(c)(4).
The Company maintains the PDI, Inc. 2004 Stock Award and Incentive Plan (the “Plan”). This award is not awarded pursuant to the Plan, but rather is intended to constitute a non-plan based “inducement grant.” Nonetheless, the terms and provisions of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this award was granted pursuant to the Plan. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.
Section 1. Stock Appreciation Rights Award. The Company grants to the Recipient, on the terms and conditions hereinafter set forth, the right to receive the Appreciation in Value of 117,187 shares of the Company's Common Stock (the "SAR Shares"). For purposes of this Agreement, “Appreciation in Value” shall mean the difference between the Fair Market Value of each SAR share as of the Date of Grant ($1.79) and the Fair Market Value of each SAR share on the date the Recipient exercises such SAR.
Section 2. Vesting of SARs. Subject to Sections 4 and 5 hereof, the SARs shall vest in three (3) equal annual installments commencing as of the Date of Grant in accordance with the vesting schedule below.

Vesting Date	Number of SARs
October 20, 2015	39,062
October 20, 2016	39,062
October 20, 2017	39,063

Section 3. SAR Term. Subject to the provisions of Section 5 of this Agreement, the SARs that become vested pursuant to Section 2 hereof may be exercised at any time during the SAR Term. For purposes of this Agreement, the SAR Term expires on the date which is five (5) years after the Date of Grant, or October 20, 2019. Upon the expiration of the SAR Term, any vested and unexercised SARs shall be cancelled and no longer exercisable, and shall be of no further force or effect.

Section 4. SAR Exercise. Subject to the provisions of Section 5 hereof, you may inform the Company of your intention to exercise any portion (or all) of your vested SARs at any time prior to the expiration of the SAR Term by submitting the appropriate SAR exercise form to the Company. The SAR exercise form must be provided to the Company at least three (3) business days prior to the proposed exercise date, and must: (i) state the number of SARs desired to be exercised; (ii) in the event that the SARs shall be exercised by any person other than the Recipient hereof, include appropriate proof of the right of such person to exercise the SAR; and (iii) comply with such further requirements consistent with the Plan as the Board or the Committee may from time to time prescribe. No exercise of any SARs will be effective until the appropriate and completed SAR exercise form is received and processed in the ordinary course by the Company.

Upon exercise, you will receive the Appreciation in Value in your exercised SAR Shares, determined as of the Exercise Date, in the appropriate number of unrestricted shares of Company common stock, subject to all applicable federal and state income tax and other appropriate deductions. You are responsible for the payment of all federal, state and local income taxes and other appropriate deductions associated with any SAR exercise, and the Company reserves the right to postpone the transfer of any common stock shares payable as a result of your SAR exercise until such amounts are paid. Nothing in this Agreement shall permit a participant to receive payment in any form other than shares of Company common stock, including cash. Subject to the above provisions, the Company common stock shares payable upon the exercise of SAR Shares shall be paid as soon as practicable following the exercise date; provided, however, that the Company may delay the issuance of such common stock shares to the extent necessary to comply with applicable federal and/or state laws and securities registration/ownership requirements.

Section 5. Termination of Service. If Recipient's service as an employee of the Company is terminated prior to any applicable vesting date as provided in Section 2 hereof for any reason, the Recipient shall: (i) immediately forfeit his interest in any SARs that have not yet become vested, which shall be cancelled and be of no further force or effect, and (ii) retain the right to exercise any SARs that have previously become vested until the expiration of thirty (30) days after the effective date of such termination of service; provided, however, that in the event such termination of service is as a result of the Recipient’s Retirement or total and permanent disability (in accordance with the provisions of the Plan), the period during which an Recipient may exercise his or her vested SARs shall continue until the expiration of ninety (90) days after the date of employment termination. If the participant’s employment terminates as a result of his or her death, (or if the participant should die after terminating his or her employment but prior to the expiration of the above referenced thirty (30) or ninety (90) day exercise period, as appropriate) the representative of the participant’s estate shall have one (1) year from the employment termination date to exercise the participant’s vested SARs.
Section 6. No Rights as Stockholder or Employee.
(a) The Recipient shall not have any rights and privileges of a stockholder of the Company with respect to any SARs, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which shares of Common Stock are entitled with respect to any such SARs.
(b) Nothing in this Agreement shall confer upon the Recipient any right to continue as an employee of the Company or to interfere in any way with the right of the Company to terminate the Recipient's employment at any time to the same extent as such right may exist in the absence of this Agreement.
Section 7. Adjustments. If at any time while any SARs are outstanding, the number of outstanding shares of Common Stock is changed by reason of any events described in the Plan, the number of SAR Shares granted under this Agreement, and any and all rights with regard to same, may be adjusted in accordance with the provisions of the Plan, in the sole discretion of the Company or its duly authorized designee.
Section 8. Restriction on Transfer of SAR Shares. No SAR Shares (or the option to exercise same) may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Recipient, except to the Company upon termination of the Recipient’s employment as provided for in the Plan. In the event a Recipient becomes legally incapacitated and terminates his or her employment, his SARs shall be exercisable by his or her legal guardian, committee or legal representative, in accordance with the provisions of Section 5 hereof. If the Recipient dies, the SAR shall thereafter be exercisable by the Recipient's designated beneficiary or, absent such a designation, by the executors or administrators of Recipient’s estate, in accordance with Section 5 hereof. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any SAR Shares (or rights to exercise same) contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon such SAR Shares, shall be null and void and without effect.
Section 9. Notices. Any notice hereunder by the Recipient shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the Company's office at Morris Corporate Center 1, Building A, 300 Interpace Parkway, Parsippany, NJ 07054, Attn: Human Resource Department, or at such other address as the Company may designate by notice to the Recipient. Any notice hereunder by the Company shall be given to the Recipient in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Recipient may have on file with the Company.
Section 10. Construction. The construction of this Agreement is vested in the Board or the Committee, as applicable, and their respective construction shall be final and conclusive.
Section 11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof.
Grant Date: October 20, 2014            PDI, Inc.
By:
Name:    _____Jennifer Leonard

RECIPIENT

Signature:

Print Name:    Graham Miao